As filed with the Securities and Exchange Commission on February 15, 2022
Registration No.  333-248318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Reliant Bancorp, Inc.
(United Community Banks, Inc. as successor by merger to Reliant Bancorp, Inc.)
(Exact name of Registrant as specified in its charter)

Tennessee	37-1641316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027
(615) 221-2020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o United Community Banks, Inc.
Melinda Davis Lux
General Counsel and Corporate Secretary
2 West Washington Street, Suite 700
Greenville, South Carolina 29601
Telephone: (864) 241-8736
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
David A. Bartz, Esq.
Adam G. Smith, Esq.
K&L Gates LLP
222 Second Avenue South, Suite 1700
Nashville, Tennessee 37201
Telephone: (615) 780-6700

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-3, File No. 333-248318 (the “Registration Statement”), of Reliant Bancorp, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on August 24, 2020, and that registered the offer and sale of (i) common stock, (ii) preferred stock, (iii) debt securities (both senior and subordinated), (iv) depositary shares, (v) warrants, (vi) units, (vii) purchase contracts, and (viii) rights, up to a maximum aggregate offering price of $100,000,000 (collectively, the “Securities”).

Effective January 1, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 14, 2021, by and between the Company and United Community Banks, Inc. (“United”), the Company merged with and into United, with United continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Securities pursuant to the Registration Statement. Accordingly, United, as successor to the Company, hereby removes from registration all Securities registered under the Registration Statement but unsold as of the date hereof, in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc., as successor by merger to Reliant Bancorp, Inc., certifies that it has reasonable grounds to believe that Reliant Bancorp, Inc. meets all of the requirements for filing on Form S-3 and that United Community Banks, Inc. has duly caused this Post-Effective Amendment to the Registration Statement to be signed on Reliant Bancorp, Inc.’s behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on February 15, 2022.

UNITED COMMUNITY BANKS, INC.,
as successor by merger to Reliant Bancorp, Inc.

By:	/s/ Jefferson L. Harralson
Jefferson L. Harralson
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.